Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333-288171) of our report dated February 27, 2026, with respect to the consolidated financial statements and financial statement schedules of Slide Insurance Holdings, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Charlotte, North Carolina

February 27, 2026